UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
June 22, 2006

New Jersey	Commission File Number	21-0419870
State of Incorporation	1-3822	I.R.S. Employer
Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
On June 22, 2006, the Board of Directors (the “Board”) of Campbell Soup Company (the “Company”) adopted a resolution approving the director compensation program described below, and the Governance Committee of the Board determined the target for the compensation that will be paid to the Company’s directors in calendar year 2007.
Director Compensation for calendar year 2007. The Company’s director compensation program is designed to deliver annual compensation at the median of a group of 23 companies in the food and consumer products industries. The Governance Committee of the Board determines the median compensation target for the program. Director compensation is paid on a calendar year basis. The Board approved a new director compensation program effective January 1, 2007. Under the program, annual compensation will be delivered 50% in unrestricted Company stock (based on the closing stock price on the last trading day of each calendar year); and approximately 50% in cash (depending on the amount of committee retainers paid to each director). Directors may elect to receive additional Company stock in lieu of the cash payments. Directors may elect to defer all or a portion the cash payments and /or the annual stock grant.
In accordance with the Board resolution, the Governance Committee of the Board determined that median annual director compensation for calendar year 2007 should be approximately $164,000. The components of compensation will be as follows:

Annual Board retainer delivered in Company shares	$82,000
Annual Board retainer delivered in cash	$65,600

Annual cash retainer for Audit committee chair	$20,000
Annual cash retainer for committee chairs (other than Audit)	$10,000

Annual cash retainer for Audit committee members	$10,000
Annual cash retainer for committee members (other than Audit)	$6,000
In addition to the compensation described above, the non-executive Chairman of the Board receives an annual retainer of $450,000.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY
(Registrant)
Date: June 27, 2006

	By:	/s/ John J. Furey

John J. Furey
Vice President and Corporate Secretary

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